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                                                                  Exhibit 10.26

                            ASSET PURCHASE AGREEMENT

                                  INTRODUCTION

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into as of the 5th day of December 1999 by and among BiznessOnline.com, Inc., a Delaware corporation (the "Parent"); BOL Acquisition Co. III, Inc., a New York corporation ("BOL"), (the Parent and BOL are sometimes collectively referred to herein as the "Buyer"); Telecon Communications Corp., a New York corporation (the "Company"); and Joseph Sullivan, Bruce Becker, and Kathleen Marshall, the holders of all of the outstanding capital stock of the Company (referred to individually as a "Stockholder" and collectively as the "Stockholders").

                                   BACKGROUND

A. The Company is the owner of certain assets described herein. The Company desires to sell to BOL, and BOL desires to purchase from the Company, substantially all of the assets of the Company for the consideration and upon the terms and conditions set forth in this Agreement.

B. This Agreement has been adopted and approved by the respective Board of Directors of the Parent, BOL, and the Company, and the shareholders of BOL, and the Stockholders have each unanimously approved this Agreement by written consent.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual and dependent promises and the representations and warranties hereinafter contained, the parties hereto agree as follows:

SECTION 1.   PURCHASE AND SALE OF ASSETS; CLOSING.

         1.1 SALE AND TRANSFER OF ASSETS. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined in SECTION
1.4 below), the Company agrees to sell, convey, transfer, assign and deliver to BOL, and BOL agrees to purchase from the Company, the assets and property of the Company described on EXHIBIT 1.1 attached hereto (the "Assets"), free and clear of all liens, pledges, security interests, charges, claims, restrictions and encumbrances of any nature whatsoever except for those certain liens and security interests which secure liabilities which are to be assumed by BOL pursuant to Section 1.7 below ("Permitted Liens"). For purposes of this Agreement, the Assets will also mean and include all assets and property acquired hereafter by the Company before the Closing Date but will not include the assets and property of the Company disposed of as permitted by this Agreement or the "Excluded Assets" as defined in SECTION 1.2 below.

         1.2 EXCLUDED ASSETS. "Excluded Assets" shall mean (a) income and other tax records of the Company (copies of which have been made available to BOL), provided, however, the Company will retain these records for a period of not less than five (5) years after the Closing and make them available to the Buyer upon the Buyer's request; (b) the Company's corporate seal, Certificate of Incorporation, minute book and stock ledger and (c) any other assets listed on
EXHIBIT 1.2 hereof.

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         1.3 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price")
for the Assets will be $15,000,000, subject to the escrow provisions set forth in SECTION 1.4 below and the post-closing adjustments set forth in SECTION 2 below, which shall be payable at the Closing as described in Section 1.5 below, as follows: (i) $10 million in cash, certified check, or wire transfer; and (ii) $5 million in cash, certified check or wire transfer or, at the sole option of the Buyer, two (2) promissory notes in the principal amounts of $3,000,000 and $2,000,000 respectively in the forms attached hereto as EXHIBIT 1.3(a) AND
1.3(b) (collectively, the "Notes"). In addition, Buyer shall pay the Company or the Stockholders as additional Purchase Price an amount equal to 50% of the "Ordinary Income Tax Differential" payable by the Company or the Stockholders on up to 55% of the combined accounts receivable of the Company and Telesupport, Inc. as reported on the Closing Date Balance Sheet as of the Closing Date. For purposes hereof, "Ordinary Income Tax Differential" means the difference between the dollar amount of tax payable by the Company or the Stockholders on the sale of its accounts receivable (a) on a capital gain tax rate basis and (b) on an ordinary income tax rate basis, if applicable. By way of illustration, if the combined accounts receivable of the Company and Telesupport as of the Closing Date is $2,000,000, and the differential between the ordinary income rate and the capital gains rate is the difference between 20% and 45%, Buyer would pay up to 25% of 50% of $1,100,000, or $137,500. The Stockholders shall provide draft tax returns to the Buyer's accountants by April 1, 2000 for a determination of the Ordinary Income Tax Differential, whereupon the parties shall have 10 days to resolve any disputes over the amounts to be paid to the Company or the Stockholders, subject to the same dispute resolution procedures set forth in
Section 2.3. The amount payable hereunder shall be paid to the Company or the Stockholders within 5 days of the final determination of such amount

         1.4 ESCROW/SET-OFF. At the Closing, the Company shall simultaneously deliver $2,000,000 of the Purchase Price in cash or, if the Buyer elects to deliver the Notes as part of the Purchase Price, then the Company shall instead simultaneously deliver the $2,000,000 Note attached hereto as Exhibit 1.3(b) into escrow pursuant to the Escrow Agreement attached hereto as EXHIBIT 1.4 (the "Escrow Deposit"). In addition to all other rights and remedies of the Buyer for breach by the Company or the Stockholders of the representations and warranties of the Company and the Stockholders herein, both at law and in equity, the Buyer shall have the right to set-off against the Escrow Deposit (i) for any claims of Buyer arising under SECTION 2 below (pending resolution of such claims as provided in SECTION 2), or (ii) under the indemnity provisions of SECTION 12 below (pending resolution of such claims as provided in SECTION 13.6 below) and in accordance with the Escrow Agreement. Such right of setoff shall be in addition to the Parent and BOL's right to seek damages or obtain any other remedy at law or in equity to which Buyer and BOL shall be entitled by virtue of such breach.

         1.5 CLOSING.

             (a) Within ten (10) business days after satisfaction or waiver of all of the conditions set forth in SECTION 6 AND 7 hereof, including but not limited to the issuance of any necessary consent, approval or order of the New York Public Commission ("PSC"), the closing shall take place at the offices of Duffy & Sweeney, LLP, 300 Turks Head Building, Providence, Rhode Island 02903 at 10:00 a.m, or at such other place and time or date as may be mutually agreed upon by the parties hereto (hereinafter referred to as the "Closing"). The actual date of the Closing is referred to herein as the "Closing Date". At the Closing, the Parent, BOL, the


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Stockholders and the Company shall take all actions necessary to effect the transfer and delivery of the Assets to BOL as stated in SECTION 1.1 hereof. Simultaneously with the Closing, the Parent or BOL Acquisition Co. II, Inc., a wholly owned subsidiary of the Parent ("BOL II"), and the stockholders of all the issued and outstanding shares of capital stock of Telesupport, Inc., a New York corporation ("Telesupport"), shall effect a merger of Telesupport into BOL
II. In the event the Note is delivered to the Company at the Closing, the Parent shall increase the Purchase Price under that certain Agreement and Plan of Merger of even date herewith by and among the Parent, BOL II and the Stockholders of Telesupport from $3,000,000 to $4,000,000 payable in restricted shares of common stock of the Parent, provided all other terms of such merger agreement shall remain the same.

             (b) The parties agree that time is of the essence in completing the consummation of the transactions contemplated hereby. Accordingly, the Buyer, the Company and the Stockholders, on behalf of themselves and their respective affiliates, covenant and agree to cooperate in good faith and take all steps as may be reasonably necessary or proper to expeditiously and diligently complete the consummation of the transactions contemplated hereby.

        1.6. GOVERNMENT APPROVAL APPLICATIONS AND THIRD PARTY CONSENTS. As soon as practicable, but in no event later than five business days after the date this Agreement is executed, the parties hereby agree to prepare and file with the PSC and vigorously prosecute all documents and take all action which may be necessary to obtain authorization, approval or consent of the PSC to the transactions contemplated by this Agreement. The Buyer, the Company and the Stockholders will cooperate in providing the PSC with any additional information requested by the PSC. Provided that the economic benefit to the Buyer, the Company and the Stockholders contemplated by this Agreement is not diminished, each of the Buyer and the Company agree to make such amendments and modifications as may be required to obtain the approval of the PSC, provided that such changes are permitted by this Agreement. With respect to any other regulatory authority or third party whose consent or approval may be required in connection with this Agreement or the sale of the Assets to the Buyer, the Company and the Stockholders will use best efforts following the execution of this Agreement to promptly prepare and file any necessary documents to obtain the approval of such parties as contemplated under SECTION 6.9 below or otherwise for the due and punctual consummation of the transactions contemplated by this Agreement.

        1.7 ASSUMPTION OF LIABILITIES. At the Closing, BOL will assume those certain trade debts, liabilities, obligations and contracts of the Company, specifically described on EXHIBIT 1.7 (the "Assumed Liabilities"). BOL will not be liable for any of the obligations or liabilities of the Seller of any kind and nature other than those specifically listed or described on EXHIBIT 1.7. Without limiting the foregoing, BOL shall not assume any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, for (i) any tax including, but not limited to, income tax, taxes imposed on the Company or the Stockholders because of the sale of the Assets, other than as expressly set forth on Exhibit 1.7; (ii) any liabilities or expenses of the Company or the Stockholders incurred in negotiating and carrying out their obligations under this Agreement; (iii) any obligations incurred by the Company or the Stockholders after the Closing; (iv) any liabilities or obligations incurred by the Company or the Stockholders in violation of, or as a result of the Company or the Stockholders' breach of, this Agreement; (v)


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any intercompany payables or outstanding loans or lines of credit of the
Company; (vi) for any litigation involving the Company, including but not limited to matters listed on SCHEDULE 3.16; and (vii) liabilities for any severance, accrued vacation/sick day or other employee benefits of the Company whether or not resulting from the transactions contemplated hereby.

        1.8 ALLOCATION. The total purchase price will be allocated among the items of the Assets in proportion to their fair market value and in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. The allocation (or the method by which the allocation will be determined) is set forth in EXHIBIT 1.8. In connection with their filing of Federal income tax returns, the parties will file Treasury Forms 8594 consistent with this allocation.

         1.9 REAL ESTATE.

             (a) CONVEYANCE OF PREMISES. With respect to that certain parcel of real estate included in the Assets with an address at 131 Enterprise Drive, Johnstown, New York as described in EXHIBIT 1.1 hereto (the "Premises"), the Company agrees to sell and convey the Premises to BOL at the Closing by delivery of a good and sufficient Bargain and Sale Deed in the form attached hereto as
EXHIBIT 1.9, running to BOL or to such nominee as the Buyer may designate to the Company at or prior to the Closing, and said deed shall convey a good, clear, record, marketable and insurable (as specified in Section 6.14 herein) title thereto, free from all mortgages, liens, restrictions, easements or other encumbrances or matters of record, except:(i) real estate taxes assessed for the then current tax fiscal year which are not due and payable on the date of the delivery of such deed; (ii) any liens for municipal betterments assessed after the Closing Date; (iii) any restrictions, easements and other burdens on the Premises of record, including the Protective Covenants for the Johnstown Industrial Park, subject to the provisions of Section 6.14 hereto. The Company shall also deliver to the Buyer at the Closing all documents required by the title company to remove the standard title exceptions from the title commitment and the subsequent title policy to be obtained by the Buyer, and such other customary closing documents as may be reasonably requested by the Buyer, including but not limited to a Bill of Sale for fixtures and other personal property and an affidavit of non-foreign status for purposes of exemption from FIRPTA withholding.

             (b) RISK OF LOSS. The risk of loss or damage to the Premises by fire or other casualty prior to the Closing is assumed by the Company. Notwithstanding anything contained herein to the contrary, in the event that prior to the Closing, any part of the Premises is destroyed or damaged by fire or any other cause whatsoever or condemnation or eminent domain proceedings are initiated against all or any portion of the Premises, the Company shall immediately give notice to the Buyer thereof, and whether or not such notice is given, the following paragraphs shall be applicable:

                 (i) If the Premises shall be damaged from any cause (including condemnation or eminent domain proceedings) to the extent that the estimated cost to repair or restore such damage can reasonably be expected to be not more than $100,000, which damage the Seller shall not have repaired or replaced prior to the earlier of (i) thirty (30) days after receiving notice of such damage or (ii) the Closing Date, the Buyer may, by giving notice within fifteen (15) days after receiving notice of such damage from


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          Seller or any third party, either (x) terminate this Agreement with the same effect of a termination as provided in subparagraph (ii) hereof, or (y) accept the Premises in its damaged condition, whereupon all proceeds of insurance or condemnation awards paid or payable to the Company by reason of such damage, destruction or condemnation shall be paid to and made payable to and assigned to the Buyer at the Closing.

                           (ii) If the Premises shall be damaged from any cause (including condemnation or eminent domain proceedings) to such extent that the estimated cost to repair or restore such damage can reasonably be expected to exceed $100,000 and such damage would cause an interruption of the Company's business activities for more than 30 days which interruption is not fully covered by business interruption insurance, the Buyer may, by giving notice to the Company within fifteen (15) days after receiving notice of such damage from Seller or any other third party, terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder. If the Buyer does not exercise such right to terminate, all proceeds of insurance or condemnation awards paid or payable to the Company by reason of such damage, destruction or condemnation shall be paid to and made payable to and assigned to the Buyer at the Closing.

                  (c) MAINTENANCE OF PREMISES. From the date hereof until the Closing Date, the Company shall: (i) maintain the Premises in good order, condition and repair, reasonable wear and tear and damage by fire and other insured-against casualty excepted; (ii) continuously maintain in full force and effect a policy or policies of fire and extended coverage insurance on the Premises in such amounts as shall be reasonably required by the Buyer from time to time but in no event less than the amount which is currently in place on the Premises; (iii) take all such actions as may be reasonably necessary to preserve the value of the Premises.

                  (d) ACTIONS REQUIRING BUYER'S CONSENT. From the date hereof until the Closing Date, the Company shall not take any of the following actions with respect to the Premises without first obtaining the Buyer's prior written consent which consent the Buyer may give or withhold in the Buyer's sole discretion:(i) make or permit any structural modifications of or additions to the Premises; (ii) mortgage or otherwise encumber or permit liens (whether inchoate or not) upon the Premises; (iii) enter into any agreements relating to the operation or maintenance of the Premises the term of which agreements shall extend beyond the date of the Closing; or (iv) enter into any lease, assignment of lease, license, contract or other agreement with respect to the use or occupancy of the Premises.

                  (e) ADJUSTMENTS. Real estate taxes assessed for the year of the Closing Date shall be pro-rated between the Company and the Buyer, the Company paying pro-rata for the period of such year up to the Closing Date and the Buyer paying or assuming the balance of such taxes. Any and all taxes assessed for all prior periods shall be paid in full by the Company on or before the Closing Date. The Company shall pay the documentary stamps for recording the deed to the Premises. Any unpaid betterment or improvement assessments constituting a lien against the Premises payable in installments shall be apportioned, the Company paying all installments due for prior periods and a pro rata share of the current installment, the Buyer taking subject to the lien of any such assessment and assuming the balance.


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               (f) ACCESS. Prior to the Closing, the Company agrees to provide the Buyer and the Buyer's duly authorized agents with reasonable access to the Premises upon reasonable prior advance notice to enable the Buyer to inspect and examine the Premises, take measurements, perform tests and for any other legitimate purpose. The Buyer acknowledges and agrees that such right of access shall be conducted in a manner so as not to unreasonably interfere with the current use of the Premises.

SECTION 2. POST CLOSING ADJUSTMENTS

         2.1 POST-CLOSING NET EQUITY ADJUSTMENT BASED ON THE CLOSING DATE BALANCE SHEET. Within sixty (60) days after the Closing, BOL shall engage KPMG LLP to audit a combined balance sheet of the Company and Telesupport prepared in accordance with generally accepted accounting principles ("GAAP") as of 5:00 PM
(EST) on the day of the Closing (the "Closing Date Balance Sheet"). Such Closing Date Balance Sheet will utilize the accrual method of accounting notwithstanding any other accounting method(s) that the Company or Telesupport may have been using in the past in connection with its financial statements and taxes. If the aggregate Stockholders' equity as shown on the Closing Date Balance Sheet (which shall mean total assets, exclusive of any doubtful accounts receivable, less total liabilities, inclusive of any contingent liabilities) is less than $1,465,000 (the amount of such shortfall being hereafter known as the "Net Equity Deficiency"), the Company shall pay to BOL, within ten (10) days of the date of determination of the Net Equity Deficiency (subject to the dispute resolution procedure set forth in SECTION 2.3 below) in cash, by certified check or by wire transfer of immediately available funds, an amount equal to 100% of the Net Equity Deficiency; provided, however, that BOL shall have the option, upon notice to the Company and the Stockholders, at its sole discretion and notwithstanding any language to the contrary in the Escrow Agreement, to receive all or a portion of the Escrow Deposit to satisfy any such Net Equity Deficiency.

         2.2 POST-CLOSING ADJUSTMENT FOR DEFICIENCY OR SURPLUS IN 1999 EBITDA. To the extent that the combined audited "EBITDA" (Earnings before Interest, Taxes, Depreciation and Amortization) of the Company and Telesupport for the fiscal year ended December 31, 1999, is (i) less than $1,450,000, the Purchase Price shall be reduced by an amount equal to $11.25 for each dollar in combined EBITDA less than $1,450,000 (the "1999 Combined EBITDA Deficiency"), or (ii) greater than $1,750,000, the Purchase Price shall be increased by an amount equal to $11.25 for each dollar in combined EBITDA greater than $1,750,000 (the "1999 Combined EBITDA Surplus"). For example, in the event of a 1999 Combined EBITDA Deficiency of $100,000, the aggregate price payable to the Company shall be reduced by $1,125,000 (i.e. the $100,000 shortfall multiplied by $11.25), and, alternatively, in the event of a 1999 Combined EBITDA Surplus of $100,000, the aggregate price payable to the Company shall be increased by $1,125,000 (i.e. the $100,000 surplus multiplied by 11.25). Any such adjustment shall be based on income statements prepared by BOL's accountants on or before April 30, 2000, and utilizing the accrual method of accounting notwithstanding any other accounting method(s) that the Company or Telesupport may have been using in the past in connection with their financial statements and taxes, showing combined audited EBITDA for the Company and Telesupport for the year ended December 31, 1999 (the "1999 Income Statements"). To the extent any reduction in the purchase price shall be required under this SECTION 2.2, the Company shall pay to BOL, within ten (10) days of the date of determination of the 1999 Combined EBITDA Deficiency (subject to the dispute resolution procedure set forth in


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SECTION 2.3 below) 100% of such Deficiency in cash, by certified check or by wire transfer of immediately available funds. To the extent any increase in the purchase price shall be required under this SECTION 2.2, the Parent shall pay to the Company, within ten (10) days of the date of determination of the 1999 Combined EBITDA Surplus (subject to the dispute resolution procedure set forth in the SECTION 2.3 below) 100% of such Surplus in cash, by certified check or by wire transfer of immediately available funds. BOL agrees that (i) expenses of the Company and Telesupport specifically attributable to the transactions contemplated by this agreement (including legal and accounting fees) up to a maximum of $100,000, which shall be supported by sufficiently detailed written invoices or other written documentation provided to Buyer, and (ii) gross receipts taxes, if any, shall be excluded from the computation of EBITDA. Notwithstanding anything else herein, the total Purchase Price paid to the Company, after all adjustments pursuant to SECTIONS 2.1 and SECTION 2.2 herein, combined with the total purchase price to be paid by BOL II for all outstanding stock of Telesupport after adjustments for any Net Equity Deficiency and/or 1999 Combined EBITDA Deficiency or Surplus, shall not be less than $17 million ($18 million if the Notes are delivered at the Closing) nor greater than $19 million ($20 million if the Notes are delivered at the Closing) (subject in either case to reduction as a result of any indemnity claims by the Parent or BOL under
SECTION 12 below as a result of any breach of a representation, warranty or condition herein by the Stockholders and/or the Company); provided, however, that in the event the combined audited EBITDA of the Company and Telesupport for the year ended December 31, 1999 is less than $1,300,000 as reasonably determined by BOL prior to the Closing based on actual or draft income statements for 1999 as prepared by BOL's accountants prior to the Closing, the Buyer shall have the absolute and unconditional right to terminate this Agreement upon written notice to the Stockholders without any liability whatsoever to the Company, Telesupport and/or their respective stockholders, and in such event this Agreement shall be of no further force or effect.

         2.3 DISPUTE RESOLUTION PROCEDURE FOR ADJUSTMENTS BASED ON THE CLOSING DATE BALANCE SHEET AND 1999 AUDITED EBITDA. Notwithstanding anything in this
SECTION 2 to the contrary, if there is any Net Equity Deficiency and the Company and/or the Stockholders dispute any item contained on the Closing Date Balance Sheet, or if there is any dispute over the amount of any 1999 Combined EBITDA Surplus or Deficiency based on the 1999 Income Statements, the Company or the Stockholders shall notify BOL in writing of each disputed item (collectively, the "Disputed Amounts"), and specify the amount thereof in dispute within thirty
(30) business days after the delivery of the Closing Date Balance Sheet or the delivery of the 1999 Income Statements, as applicable. If BOL and the Company and/or the Stockholders cannot resolve any such dispute, then such dispute shall be resolved by an independent nationally recognized accounting firm which is reasonably acceptable to BOL and the Company/Stockholders (the "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practical and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between BOL and the Company so that the Company's aggregate share of such costs shall bear the same proportion to the total costs that the Disputed Amounts unsuccessfully contested by the Company/Stockholders (as finally determined by the Independent Accounting Firm) bear to the total of the Disputed Amounts so submitted to the Independent Accounting Firm.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.


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         3.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Parent and BOL to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Stockholders hereby jointly and severally make to the Parent and BOL the representations and warranties contained in this SECTION 3, which shall be true and correct as of the date hereof and as of the Closing Date.

         3.2 ORGANIZATION AND QUALIFICATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of New York with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted, except as set forth in SCHEDULE 3.2. The copies of the Certificate of Incorporation of the Company as amended to date, certified by the Secretary of State of New York and the bylaws certified by the Secretary of the Company and heretofore delivered to the Parent's counsel, are complete and correct, and no amendments thereto are pending. The stock records and minute books of the Company which have heretofore been delivered to the Parent's counsel are correct and complete. The Company is duly qualified to do business as a foreign corporation in each jurisdiction in which it owns, operates or leases real property and in each other jurisdiction in which the failure to be so qualified or registered would have a material adverse effect on the properties, assets, business, financial condition and prospects of the Company.

         3.3 SUBSIDIARIES; INVESTMENTS. Except as set forth in SCHEDULE 3.3, the Company has no direct or indirect subsidiaries and owns no securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Except as set forth in SCHEDULE 3.3, the Company does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind. Except as set forth in Schedule 3.3, the Stockholders do not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind which is in the business of selling internet access service, web site design or hosting services, long distance or local telecommunications products or services, or any other business which is related to or could reasonably be beneficial to the operations of the Company, the Parent or BOL except for investments in publicly traded securities in which the Stockholder owns no more than 5% of the outstanding common stock of the issuer of such securities. For purposes of this Agreement, the term "subsidiary" means, with respect to any person, any corporation 20% or more of the outstanding voting securities of which, or any partnership, joint venture or other entity 20% or more of the total equity interest of which, is directly or indirectly owned by such person.

         3.4 CAPITAL STOCK. The total authorized capital stock of the Company consists solely of the shares (the "Company Shares") listed on SCHEDULE 3.4. All of the issued and outstanding Company Shares are duly authorized and validly issued, are fully paid and nonassessable, and are owned of record and beneficially by the Stockholders as set forth in SCHEDULE 3.4. No shares of capital stock of the Company are held in the treasury of the Company except as set forth on SCHEDULE 3.4. None of the Stockholders are a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Company Shares. SCHEDULE 3.4 contains a


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complete and correct listing of the stockholders of the Company at the date hereof, together with their residences addresses and the number of Company Shares owned by each such Stockholder. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. The Company has never acquired any treasury stock except as set forth on
SCHEDULE 3.4.

         3.5 AUTHORITY OF THE COMPANY AND THE STOCKHOLDERS

             The Company and the Stockholders each have full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it or any of them pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each such other agreement, document and instrument have been duly authorized by the Company's Board of Directors, and have been approved by the Stockholders by a unanimous written consent vote. This Agreement and each agreement, document and instrument to be executed and delivered by the Company or by the Stockholders pursuant to or as contemplated by this Agreement (to the extent it contains obligations to be performed by the Company and/or the Stockholders) constitutes, or when executed, delivered and approved by the Company Stockholders will constitute, valid and binding obligations of the Company and/or the Stockholders, enforceable in accordance with their respective terms. The execution, delivery and performance by the Company and/or the Stockholders of this Agreement and each such other agreement, document and instrument:

                           (i) does not and will not violate any provision of the Certificate of Incorporation or bylaws of the Company;

                           (ii) except as otherwise indicated on SCHEDULE 3.5 hereto, does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or require the Company to obtain any court, regulatory body, administrative agency or other approval, consent or waiver, or make any filing with, any federal, state, local or foreign governmental body, agency or official ("Governmental Entity") that has not been obtained or made; and

                           (iii) except as otherwise indicated on SCHEDULE 3.5 hereto, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Company and/or the Stockholders is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Company, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Company, and would not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Company. Except as disclosed on SCHEDULE 3.5, there are no Stockholder agreements with respect to the ownership or operation of the Company, and any such agreements shall be terminated prior to the Closing.

                      3.6  STATUS OF PROPERTY OWNED OR LEASED.

                  (a) REAL PROPERTY. SCHEDULE 3.6(a) lists and describes briefly all the real property owned or leased by the Company (collectively referred to as the "Real Property").

                           (i) REAL PROPERTY OWNED BY THE COMPANY. The Company has good and marketable title to the Real Property which it owns, free and clear of any security interest, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto. The legal description for such property contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained. There are no parties (other than the Company and Telesupport) in possession of the Real Property owned by the Company.

                           (ii) TITLE. Except as set forth on SCHEDULE 3.6(a), to the knowledge of the Stockholders, there are no unrecorded mortgages, deeds of trust, ground leases, security interests or similar encumbrances, liens, assessments, licenses, claims, rights of first offer or refusal, options, or options to purchase, or any covenants, conditions, restrictions, rights of way, easements, judgments or other encumbrances or matters affecting title to the Real Property.

                           (iii) SECURITY INTERESTS. There is not now, nor, as a result of the consummation of the transactions contemplated hereby, will there be, any mortgages, deeds of trust, ground leases, security interests or similar encumbrances on the Real Property.

                           (iv) COMMISSIONS. There are no brokerage or leasing fees or commissions or other compensation due or payable on an absolute or contingent basis to any person, firm, corporation, or other entity with respect to or on account of any of the Real Property, and no such fees, commissions or other compensation shall, by reason of any existing agreement, become due after the date hereof.

                           (v) PHYSICAL CONDITION. Except as set forth on
         SCHEDULE 3.6(a), there is no material defect in the physical condition of any material improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems (including without limitation all heating, ventilating, air conditioning, plumbing, electrical, elevator, security, telecommunication, utility, and sprinkler systems) therein, the roofs or the parking and loading areas (collectively, the "Improvements"). All of the Improvements located on or constituting a part of any of the Real Property, including, without limitation, the structural elements thereof, the mechanical systems therein, the roofs and the parking and loading areas are in generally good operating condition and repair.

                           (vi) UTILITIES. The Company has not received any written notice of any termination or impairment of the furnishing of, or any material increase in rates for, services to any of the Real Property of water, sewer, gas, electric, telecommunication, drainage or other utility services, except ordinary and usual rate increases applicable to all customers (or all customers of a certain class) of a utility provider. The Company has not entered into any agreement requiring it to pay to any utility provider rates which are less favorable than rates generally applicable to customers of the same class as the Company.

                           (vii) COMPLIANCE. Except as set forth on SCHEDULE 3.6(a), the Company has not received any written notice from any municipal, state, federal or other governmental authority with respect to any violation of any zoning, building, fire, water, use, health, environmental or other statute, ordinance, code or regulation issued in respect of any of the Real Property that has not been heretofore corrected.

                           (viii) GOVERNMENT AUTHORIZATIONS. The Company has not received any notice of any plan, study or effort by any Governmental Entity which would adversely affect the present use, zoning or value to the Company of any of the Real Property or which would modify or realign any adjacent street or highway in a manner materially adverse to the Company. All facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations, except where failure to do so would not have a material adverse effect on the Company.

                           (ix) ZONING. The Company has not received any notice of any zoning violations.

                           (x) REAL PROPERTY TAXES. Except as set forth in said
          SCHEDULE 3.6(a), no special assessments of any kind (special, bond or otherwise) are or have been levied against any Real Property, or any portion thereof, which are outstanding or unpaid.

                           (xi) SERVICE CONTRACTS. A complete list of all material existing service, management, supply or maintenance or equipment lease contracts and other contractual agreements affecting the Real Property or any portion thereof (the "Service Contracts") to which the Company is a party is set forth on SCHEDULE 3.6(a). All such Service Contracts are terminable upon no more than thirty (30) days written notice, at no cost, except as specified in SCHEDULE 3.6(a).

                  (b) PERSONAL PROPERTY. A list of each item of the machinery, equipment and other fixed assets owned or leased by the Company having a fair market value of at least $10,000 (the "Equipment"), is contained in SCHEDULE 3.6(b) hereto. All of the Equipment and other machinery, equipment and personal property of the Company is located on the Real Property or used in the operation of the Company. Except as specifically disclosed in SCHEDULE 3.6(b) or in the Company Financial Statements (as hereinafter defined), the Company has good and marketable title to all of the personal property owned by it. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in any Schedule hereto or in the Financial Statements. The Financial Statements reflect all personal property of the Company, subject to dispositions and additions in the ordinary course of business consistent with this Agreement. Except as otherwise specified in SCHEDULE 3.6(b) hereto, all leasehold improvements, furnishings, machinery and equipment of the Company are in generally good repair, normal wear and tear excepted, have been well maintained, and conform in all material respects with all applicable ordinances, regulations and other laws.

        3.7.      FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES.

                  (a) The Company has delivered to the Parent the following financial information, copies of which are attached hereto as SCHEDULE 3.7:

                  (i) Combined financial statements of the Company and Telesupport for the fiscal year ended December 31, 1998, compiled by Washburn, Ellingwood, Sheeler & Thaisz utilizing the accrual method of accounting and certified by the Vice President of the Company as to the truth and accuracy of such financial statements with respect to the representations made in this Section 3.7 (the "Year-End Company Financial Statements");

                  (ii) Draft management prepared combined financial statements of the Company and Telesupport as of September 30, 1999 (herein the "Company Balance Sheet Date") and statements of income, Stockholders' equity and cash flows for the nine (9) months then ended, certified by the Vice President of the Company as to the truth and accuracy of such financial statements with respect to the representations made in this
        Section 3.7; (the "Interim Company Financial Statements", together with the Year-End Company Financial Statements, the "Company Financial Statements");

       The Year-End Company Financial Statements have been prepared in accordance with GAAP based on the accrual method of accounting (except that the Year-End Company Financial Statements are subject to normal year-end audit adjustments and do not include footnotes). The Interim Company Financial Statements have been prepared in accordance with GAAP based on the accrual method of accounting applied consistently in accordance with the Year End Company Financial Statements (except that the Interim Company Financial Statements are subject to normal year-end audit adjustments and do not include footnotes). The Company Financial Statements present fairly in all respects the financial condition of the Company at the dates of said statements and the results of their operations for the periods covered thereby.

                  (b) As of the Company Balance Sheet Date, the Company had no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others or contingent liabilities arising prior to the Company Balance Sheet Date) of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP except liabilities which are stated or adequately reserved for on the Company Financial Statements or reflected in Schedules furnished to Parent hereunder as of the date hereof.

                  (c) As of the date hereof, the Company has no material liabilities of any nature, whether accrued, absolute, contingent or otherwise, (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent liabilities arising prior to the date hereof or the Closing, as the case may be) of a type required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP except (i) liabilities stated or adequately reserved for on the appropriate Company Financial Statement or the notes thereto, (ii) reflected in Schedules furnished to Parent hereunder on the date hereof or (iii) incurred in the ordinary course of business of the Company consistent with prior practices. The Vice President of the Company shall further certify that as of the date hereof, the combined revenues of the Company and Telesupport for the month of October, 1999 shall be not less than $850,000 and the combined EBITDA of the Company and Telesupport for such month shall not be less than $125,000.

        3.8       TAXES.

                  (a) The Company has paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), in the amounts indicated on tax returns filed by the Company through the date hereof or in correspondence received from any federal, state, local or foreign government taxing authority, whether disputed or not (other than current taxes the liability for which is adequately reserved for on the financial statements provided to the Parent pursuant to SECTION 3.7 hereof). The Company has no unpaid tax liability for prior tax years exceeding $50,000 and the Company and the Stockholders agree, jointly and severally, to indemnify and hold the Buyer and its officers, directors, agents and affiliates harmless from and against any liability for unpaid taxes of the Company and the Stockholders.

                  (b) Except as set forth on SCHEDULE 3.8, the Company has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. For every taxable period of the Company, the Company has delivered or made available to Parent complete and correct copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company.
SCHEDULE 3.8 attached hereto sets forth all federal tax elections under the Internal Revenue Code of 1986, as amended (the "Code"), that are in effect with respect to the Company or for which an application by the Company is pending.

                  (c) Neither the Internal Revenue Service ("IRS") nor any other governmental authority is now asserting in writing or threatening to assert against the Company any deficiency or claim for additional Taxes or a claim that the Company is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not entered into a closing agreement pursuant to Section 7121 of the Code. The Stockholders have paid all taxes due and filed all tax returns relating to distributions from the Company as a "Subchapter S" corporation under the Code. Further, the Company has at all times maintained its status as a Subchapter S Corporation under the Code, and the Company and the Stockholders will indemnify and hold harmless BOL and the Parent in respect of any liabilities, costs or other claims made upon the Buyer by the IRS or any other federal, state or local governmental entity in respect of any inadvertent termination of the Company's S Corporation status as a result of any actions by the Company or the Stockholders since inception of the Company and prior to Closing, including but not limited to any distributions, stock transfers, or other events that may terminate an S election under applicable sections of the Code in force at the time of any such event.

                  (d) Except as set forth in SCHEDULE 3.8 attached hereto, there has not been any audit of any tax return filed by the Company, no audit of any tax return of the Company is in progress, and the Company has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in SCHEDULE 3.8, no extension of time with respect to any date on which a tax return was or is to be filed by the Company is in force, and no waiver or agreement by the Company is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) (i) The Company has not consented to have the provisions of Section 341(f)(2) of the Code applied to it, (ii) the Company has not agreed to, and has not been requested by any governmental authority to, make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise and (iii) the Company has never made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances would obligate it to make any payments, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a penalty for underpayment of federal Tax under Section 6662 of the Code. The Company has never had any liability for unpaid Taxes because it is a member of an "affiliated group" (as defined in Section 1504(a) of the Code). The Company has never filed, nor has it ever been required to file, a consolidated, combined or unitary tax return with any entity. The Company is not a party to any tax sharing agreement.

                  (f) The Company computes its federal taxable income under the cash method of accounting.

                  (g) For purposes of this SECTION 3.8, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         3.9 ACCOUNTS RECEIVABLE. All accounts receivable of the Company as of the respective balance sheet dates and all accounts receivable arising thereafter or hereafter to the Closing Date, arose or will arise from valid sales in the ordinary course of business, and to the best knowledge of the Company and the Stockholders are fully collectible. Except as set forth in
SCHEDULE 3.9, the Company has no accounts or loans receivable in excess of $1,000 from any person, firm or corporation which is affiliated with the Company. For purposes hereof, "affiliate" means any Stockholder, or any business entity which controls, or is controlled by, or is under common control with the Company. On the Closing Date, the Company will prepare and deliver to the Buyer an Accounts Receivable aging report as of the close of business on the preceding business day which will be certified by the President or Vice President of the Company as to the material truth and accuracy of such report with respect to the representations made in this SECTION 3.9.

         3.10 INVENTORIES. The Company maintains less than $80,000 of inventory, all saleable in the ordinary course and stated in accordance with GAAP.

         3.11 ABSENCE OF CERTAIN CHANGES.

         Since December 31, 1998 through the date hereof, the Company has conducted its business only in the ordinary course and consistent with past practices and except as disclosed in SCHEDULE 3.11 there has not been:

                  (a) Any change that is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Company taken as a whole (a "Material Adverse Change"); provided that a Material Adverse Change does not include the impact of any of the following: (A) changes in applicable law of general applicability or the implementation thereof; (B) actions taken by the Company with the consent of the Buyer; (C) circumstances affecting the Internet access, long distance telephone, natural gas sales and related business generally; and (D) the effects of the transactions contemplated by this Agreement;

                  (b) Except for the endorsement of checks in the ordinary course of business, any material contingent liability incurred by the Company as guarantor or otherwise with respect to the obligations of others; or any cancellation of any material debt or claim owing to, or waiver of any material right or claim of, the Company except for the cancellation or compromise of accounts receivable in the ordinary course of the Company's business not exceeding an aggregate of $15,000;

                  (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company which remains in existence on the date hereof or will remain on the Closing Date except for liens permitted by any current agreement of the Company with respect to borrowed money;

                  (d) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any capital assets of the Company costing more than $25,000;

                  (e) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting any of the properties, assets or business of the Company;

                  (f) Any distribution in respect of the capital stock of the Company, any direct or indirect redemption, purchase or other acquisition by the Company of its own capital stock, any issuance or sale of any securities convertible into or exchangeable for debt or equity securities of the Company or any grant, issuance or exercise of options, warrants, subscriptions, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of any shares of capital stock of any class or other equity interests of the Company;

                  (g) Any claim of unfair labor practices asserted against the Company; any change in the compensation (in the form of salaries, wages, incentive arrangements or otherwise) payable or to become payable by the Company to any of its officers, employees, agents or independent contractors other than customary merit or cost of living increases in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors; any entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any officer, director or employee of the Company except for employment arrangements providing for salary or wages of less than $20,000 per annum and any oral agreement terminable at will by the Company;

                  (h) Any change with respect to the officers or senior management of the Company, or any grant of any severance or termination pay to any officer or employee of the Company;

                  (i) Any payment or discharge of a material lien or liability of the Company which was not shown on the Company Financial Statements or incurred in the ordinary course of business thereafter;

                  (j) Any obligation or liability incurred by the Company to any of its officers, directors or stockholders, or any loans or advances made by the Company to any of its officers, directors, stockholders, except normal compensation and expense allowances payable to officers or employees;

                  (k) Any change in accounting methods or practices, credit practices or collection policies used by the Company other than to comply with new accounting pronouncements;

                  (l) Any other material transaction entered into by the Company other than transactions in the ordinary course of business; or

                  (m) Any agreement or understanding whether in writing or otherwise, that would result in any of the transactions or events or require the Company to take any of the actions specified in paragraphs (a) through (l) above.

         3.12 BANKING RELATIONS. All of the arrangements which the Company has with any banking institution are described in SCHEDULE 3.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.), the names in which the accounts are held, the account number, and the name of each person, corporation, firm or other entity authorized in respect thereof.

         3.13 PATENTS, TRADE NAMES, TRADEMARKS, COPYRIGHTS AND PROPRIETARY RIGHTS. All patents, patent applications, trademark registrations, trademark registration applications, copyright registrations, copyright registration applications and all material trade names, trademarks, copyrights and other material proprietary rights owned by or licensed to the Company or used in its respective business as presently conducted (the "Proprietary Rights") are listed in SCHEDULE 3.13 attached hereto. All of the material patents, registered trademarks and copyrights of the Company and all of the material patent applications, trademark registration applications and copyright registration applications of the Company have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights or the corresponding offices of other countries identified on said schedule. Except as set forth in SCHEDULE 3.13: (a) use of said patents, trade names, trademarks, copyrights or other proprietary rights in the ordinary course of business as presently conducted does not require the consent of any other person and (b) the Company has sufficient title or adequate rights or licenses to use all material patents, trade names, trademarks, copyrights, or other proprietary rights used by it in its business as presently conducted free and clear of any attachments, liens, encumbrances or adverse claims. The Company has not received written notice that its present or contemplated activities or products infringe any such patents, trade names, trademarks or other proprietary rights of others. Except as set forth in SCHEDULE 3.13: (i) no other person has an interest in or right or license to use, or the right to license others to use, any of said patents, patent applications, trade names, trademarks, copyrights or other proprietary rights; (ii) there are no written claims or demands of any other person pertaining thereto and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company in respect thereof; (iii) none of the patents, trade names, trademarks, copyrights or other proprietary rights listed in said schedule is subject to any outstanding order, decree, judgment or stipulation, or is being infringed by others; and (iv) no proceeding charging the Company with infringement of any adversely held patent, trade name, trademark or copyright has been filed or is threatened to be filed.

         3.14 TRADE SECRETS AND CUSTOMER LISTS. The Company has the right to use in the ordinary course of its business as presently conducted, free and clear of any claims or rights of others, all trade secrets, inventions, customer lists and secret processes required for or incident to the manufacture or marketing of all products presently sold, manufactured, licensed, under development or produced by it, including products licensed from others. Any payments required to be made by the Company for the use of such trade secrets, inventions, customer lists and secret processes are described in SCHEDULE 3.14. The Company is not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee of the Company or any of the predecessors of the Company.

         3.15     CONTRACTS.

                  (a) Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 3.15 (complete and accurate copies of which have been delivered to the Parent), the Company is neither a party to nor subject to:

                           (i) any written plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, severance or termination pay, collective bargaining or the like, or any contract or agreement with any labor union;

                           (ii) any employment contract or contract for services which requires the payment of $50,000 or more annually or which is not terminable within thirty (30) days by the Company without liability for any penalty or severance payment other than pursuant to the Company's severance policies existing on the date hereof;

                           (iii) any contract or agreement for the purchase of any commodity, material or equipment except purchase orders in the ordinary course for less than $25,000 each;

                           (iv) any other contracts or agreements creating any obligation of the Company of $20,000 or more with respect to any such contract;

                           (v) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                           (vi) any contract or agreement which by its terms does not terminate or is not terminable by the Company or any successor or assign within six months after the date hereof without payment of a penalty other than customer contracts entered into in the ordinary course of the Company's business;

                           (vii) any written contract or agreement for the sale or lease of its products or services not made in the ordinary course of business;

                           (viii) any contract with any sales agent or distributor of products of the Company or any subsidiary;

                           (ix) any contract containing covenants limiting the freedom of the Company to compete in any line of business or with any person or entity;

                           (x) any contract or agreement for the purchase of any fixed asset for a price in excess of $25,000 whether or not such purchase is in the ordinary course of business;

                           (xi)  any license agreement (as licensor or
         licensee);

                           (xii) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money and any related security agreement;

                           (xiii) any contract or agreement with any officer, employee, director or stockholder of the Company or with any persons or organizations controlled by or affiliated with any of them;

                           (xiv) any partnership, joint venture, or other similar contract, arrangement or agreement; or

                           (xv) any registration rights agreements, warrants, warrant agreements or other rights to subscribe for securities, any voting agreements, voting trusts, shareholder agreements or other similar arrangements or any stock purchase or repurchase agreements or stock restriction agreements.

                  (b) To the best of the Company's and the Stockholders' knowledge, all material contracts, agreements, leases and instruments to which the Company is a party or by which the Company is obligated are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company and the other parties thereto, enforceable in accordance with their respective terms. To the best of the Company's and the Stockholders' knowledge, neither the Company nor any other party to any contract, agreement, lease or instrument of the Company is in default in complying with any provisions thereof, and no condition or event or facts exists which, with notice, lapse of time or both would constitute a default thereof on the part of either of the Company or on the part of any other party thereto in any such case that could have a material adverse effect on the properties, assets, financial condition or prospects of either of the Company. SCHEDULE 3.15 indicates whether any of the agreements, contracts, commitments or other instruments and documents described therein requires consent or approval to be transferred to the Parent as a result of the transactions contemplated herein.

         3.16     LITIGATION.

                  (a) SCHEDULE 3.16 hereto lists all currently pending and threatened litigation and governmental or administrative proceedings or investigations to which the Company is a party. Except for matters described in
SCHEDULE 3.16, there is no litigation or governmental or administrative proceeding or investigation pending or, to the best of the Company's and the Stockholders' knowledge, threatened against the Company which may have an adverse effect on the properties, assets, business, financial condition or prospects of the Company or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

                  (b) Buyer and the Stockholders agree that all costs, expenses, fees and other liabilities in connection with that certain lawsuit identified as Telecon Communications Corporation v. Caroga Enterprises pending in New York State Supreme Court, Fulton County, are and will hereafter be the responsibility of the Stockholders, and Buyer shall be indemnified and held harmless against any such costs, expenses, fees and liabilities in connection therewith by the Stockholders, and all rights, benefits and future payments, if any, shall be an Excluded Asset for purposes of this Agreement and shall belong to the Stockholders and not to Buyer.

         3.17 COMPLIANCE WITH LAWS. The Company has not received notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would have a material adverse effect on the business of the Company. Except as set forth in
SCHEDULE 3.17 hereto, the Company is currently in compliance in all material respects with all such statutes, ordinances, orders, rules or regulations, and there is no valid basis for any claim that the Company is not in compliance with any such statute, ordinance, order, rule or regulation, except where the failure to be in compliance would not have a material adverse effect on the Company.

         3.18 INSURANCE. SCHEDULE 3.18 sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five (5) years: (a) the name, address, and telephone number of the agent; (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;
(c) the policy number and the period of coverage; (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and (e) a description of any retroactive premium adjustments or other loss-sharing arrangements. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect and will continue to be so through the Closing Date;
(ii) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iii) no party to the policy has repudiated any provision thereof.. SCHEDULE 3.18 describes any self-insurance arrangements affecting the Company.

         3.19 WARRANTY AND RELATED MATTERS. There are no existing or threatened in writing, product liability, warranty or other similar claims against the Company alleging that any of its products or services are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 3.19 hereto. The Company has not received notice of any statements, citations, correspondence or decisions by any Governmental Entity stating that any product manufactured, marketed or distributed at any time by the Company (the "Company Products") is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no recalls ordered by any such Governmental Entity with respect to any Company Product. There is no (i) fact relating to any Company Product that may impose upon the Company a duty to recall any Company Product or a duty to warn customers of a defect in any Company Product, (ii) latent or overt design, manufacturing or other defect in any Company Product, or (iii) liability for warranty or other claim or return with respect to any Company Product except in the ordinary course of business consistent with the past experience of the Company for such kind of claims and liabilities.

         3.20 FINDER'S FEES. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or the Stockholders.

         3.21 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 3.21 lists all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Permits") required from Governmental Entities in order for the Company to conduct its business. The Company has obtained all the Permits, which are valid and in full force and effect. Except as disclosed on SCHEDULE 3.21, none of the Permits is subject to termination by their express terms as a result of the execution of this Agreement by the Stockholders, and no further Permits will be required in order to continue to conduct the business currently conducted by the Company subsequent to the Closing. Except as disclosed in
SCHEDULE 3.21 or in any other schedule hereto, the Company is neither subject to nor bound by any agreement, judgment, decree or order which may materially and adversely affect its properties, assets, business, financial condition or prospects.

         3.22 TRANSACTIONS WITH INTERESTED PERSONS. Except as set forth in
SCHEDULE 3.22 hereto, no Stockholder, officer, employee or director of the Company and none of their respective parents, grandparents, spouses, children, siblings or grandchildren owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any material competitor, supplier or customer of the Company or any organization, person or entity with whom the Company is doing a material amount of business.

         3.23     EMPLOYEE BENEFIT PROGRAMS.

                  (a) SCHEDULE 3.23 sets forth a list of every Employee Program (as defined below) maintained (as such term is further defined below) by the Company at any time during the three-year period ending on the date hereof. The Company acknowledges that the Buyer is not assuming any obligations under any Employee Program. None of the Assets are subject to any lien in favor of or enforceable by the Pension Guaranty Corporation or any similar lien under state or federal law governing employment benefits. All Employee Programs shall further be considered Excluded Assets for purposes of this Agreement, and the Company and the Stockholders shall indemnify, defend and hold Buyer harmless from any losses, liabilities, obligations, damages, actions, costs, claims, and expenses (including reasonable attorneys' fees) arising in connection with any Employee Program. The Company and the Stockholders have no knowledge that any current employee of the Company will refuse employment with Buyer at the Closing.

                  (b) Neither the Company nor any Affiliate has ever maintained any Employee Program subject to Title IV of ERISA.

                  (c) For purposes of this SECTION 3.23:

                           (i) "Employee Program" means (a) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (b) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in subsection (a) above. In the case of an Employee Program funded through an organization described in Code
          Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization;

                           (ii) an entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries); and

                           (iii) an entity is an "Affiliate" of a Company for purposes of this SECTION 3.23 if it would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA
          Section 302(d)(8)(c).

          3.24    ENVIRONMENTAL MATTERS.

                  (a) Except as used in connection with routine maintenance and as set forth in SCHEDULE 3.24 hereto, (i) the Company has never generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the best knowledge of the Company and the Stockholders, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company, or has ever come to be located in the soil or groundwater at any such site; (iii) to the best knowledge of the Company and the Stockholders, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by the Company for treatment, storage, or disposal at any other place; (iv) to the best knowledge of the Company and the Stockholders, the Company does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the best knowledge of the Company and the Stockholders, no lien has ever been imposed by any Governmental Entity on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company in connection with the presence of any Hazardous Material.

                  (b) Except as set forth in SCHEDULE 3.24 hereto, (i) the Company has no liability under, nor has the Company ever violated in any material respect, any Environmental Law (as defined below); (ii) any property owned, operated, leased, or used by the Company and any facilities and operations thereon are presently in compliance in all material respects with all applicable Environmental Laws; (iii) the Company has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law (as defined below); and (iv) neither the Company nor any Stockholder has any reason to believe that any of the items enumerated in clause
(iii) of this paragraph will be forthcoming.

                  (c) Except as set forth in SCHEDULE 3.24 hereto, to the best knowledge of the Company and the Stockholders, no site owned, operated, leased, or used by the Company contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("pcb's") or equipment containing pcb's, or any urea formaldehyde foam insulation.

                  (d) For purposes of this SECTION 3.24, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental laws, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, existing as of the date hereof; and
(iv) the Company shall mean and include the Company, its predecessors and all other entities for whose conduct the Company is or may be held responsible under any Environmental Law.

         3.25     LISTS OF CERTAIN EMPLOYEES AND SUPPLIERS.

                  (a) SCHEDULE 3.25 hereto contains a list of all current directors and officers of the Company and a list of all managers, employees and consultants of the Company who, individually, have received or are scheduled to receive base salary from the Company during the current fiscal year of $20,000 or more. In each case such schedule includes the current job title and current base salary of each such individual.

                  (b) SCHEDULE 3.25 sets forth a true and complete list of all suppliers of the Company to whom the Company made payments aggregating $40,000 or more during the most recent complete fiscal year, showing, with respect to each, the name, address and dollar volume involved.

         3.26 EMPLOYEES; LABOR MATTERS. As of the date hereof, the Company employed the number of full-time employees and part-time employees described on
SCHEDULE 3.26. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in SCHEDULE 3.26, upon termination of the employment of any of said employees, the Company will not be liable to any of said employees for so-called "severance pay" or any other payments. Except as set forth in SCHEDULE 3.26 attached hereto, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Company is in compliance in all material respects with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. No charges of employment discrimination or unfair labor practices have been brought against the Company, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving the Company. There are no grievances, complaints or charges that have been filed against the Company under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement). No collective bargaining agreements are in effect or are currently being or are about to be negotiated by the Company. Except for the Stockholders, the Company has not received written notice of pending or threatened changes with respect to the senior management or key supervisory personnel of the Company.

         3.27 CUSTOMERS. SCHEDULE 3.27 sets forth any customer who accounted for more than 5% of the combined sales of the Company and Telesupport for the most recent complete fiscal year of the Company (collectively, the "Customers"). No Customer has given notice to the Company of its intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company. For purposes of this SECTION 3.27, each customer account of the Company and Telesupport shall be deemed a separate customer, notwithstanding the fact that in some instances a single person or entity may have more than one customer account.

         3.28 Y2K. The Company has taken the actions described in SCHEDULE 3.28 to assess, evaluate, test and correct all of the hardware, software, embedded microchips and other processing capabilities of computer and telecommunication systems it uses in any material portion of its business, either directly or indirectly, to ensure that such systems will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000. To the best of the Company's and the Stockholders' knowledge, computerized services provided by third parties to the Company such as billing and payroll services will be able to function accurately and without interruption or ambiguity using date information before, during and after January 1, 2000.

         3.29 DISCLOSURE. This Agreement, including the Schedules hereto prepared by the Stockholders and the Company, together with the other information furnished to the Parent and BOL by the Company and the Stockholders in connection herewith, does not contain an untrue statement of material fact or omit to state a material fact necessary to make the statements herein and therein, in light of the circumstances under which they were made, not misleading. If, prior to the 90th day after the Closing, the Company or the Stockholders become aware of any fact or circumstance which would affect the accuracy of a representation or warranty of the Company or the Stockholders in this Agreement, in any material respect, the Company and the Stockholders shall immediately give notice of such fact or circumstance to the Parent and BOL. However, subject to the provisions of SECTION 4.7, such notification shall not relieve either the Company or the Stockholders of their respective obligations under this Agreement, and subject to the provisions of SECTION 4.7, at the sole option of the Parent and BOL, the truth and accuracy of any and all warranties and representations of the Stockholders, on behalf of the Company and of the Stockholders at the date of this Agreement and on the Closing Date, shall be a precondition to the consummation of this transaction; provided that, solely for purposes of this pre-Closing condition, and not for purposes of evaluating compliance with or breach of any representation or warranty post-Closing, "truth and accuracy" of a representation or warranty shall mean "truth and accuracy in all material respects" of such representation or warranty, provided that such representation or warranty is not otherwise qualified by materiality.

SECTION 4.  COVENANTS OF THE STOCKHOLDERS AND THE COMPANY.

         4.1 MAKING OF COVENANTS AND AGREEMENTS. The Stockholders and the Company covenant and agree as set forth in this SECTION 4.

         4.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Stockholders will cause the Company to do and the Company will do the following, unless the Parent and BOL shall otherwise consent in writing:

                  (a) conduct its business only in the ordinary course consistent with past practices, refrain from changing or introducing any method of management or operations except in the ordinary course of business and in a manner consistent with past practices and maintain levels of working capital consistent with past practices;

                  (b) refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing or selling any capital asset costing more than $15,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

                  (c) refrain from incurring or modifying any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring or modifying any other contingent or fixed obligations or liabilities except in the ordinary course of business and in a manner consistent with past practices;

                  (d) refrain from making any change in its incorporation documents, by-laws or authorized or issued capital stock or from acquiring any securities issued by any other business organization other than short-term investments in the ordinary course of business;

                  (e) refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock, making any direct or indirect redemption, purchase or other acquisition of its capital stock, issuing, granting, awarding, selling, pledging, disposing of or encumbering or authorizing the issuance, grant, award, sale, pledge, disposition or encumbrance of any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or entering into any agreement or commitment with respect to any of the foregoing;

                  (f) refrain from making any change in the compensation payable or to become payable to any of its officers, employees or agents, except for reasonable increases in salary or wages in the ordinary course of business that are consistent with past practices, or granting any severance or termination pay to, or establishing, adopting or entering into any agreement or arrangement providing for severance or termination pay to, or entering into or amending any employment, or other agreement or arrangement with, any director, officer or other employee of the Company or any Stockholder or establishing, adopting or entering into or amending any collective bargaining, bonus, incentive, deferred compensation, profit sharing, stock option or purchase, insurance, pension, retirement or other employee benefit plan;

                  (g) refrain from making any change in its borrowing arrangements or modifying, amending or terminating any of its contracts except in the ordinary course of business, or waiving, releasing or assigning any material rights or claims;

                  (h) use reasonable efforts to prevent any change with respect to its management and supervisory personnel or banking arrangements;

                  (i) use reasonable efforts to keep intact its business organization and to preserve the goodwill of and business relationships with all suppliers, customers and others having business relations with it, and to maintain its properties and facilities, including those held under leases, in as good a working order and condition as on the date hereof, ordinary wear and tear excepted;

                  (j) use reasonable efforts to have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE 3.18 or equivalent insurance with any substitute insurers approved by Parent;

                  (k) refrain from changing accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable) or from making any tax election or settling or compromising any federal, state, local or foreign income tax liability;

                  (l) refrain from entering into any executory agreement, commitment or undertaking to do any of the activities prohibited by the foregoing provisions; and

                  (m) permit Parent and its authorized representatives (including without limitation Parent's attorneys, accountants, and pension and environmental consultants), upon reasonable prior notice, to have full access to all of its properties, assets, books, records, business files, executive personnel, tax returns, contracts and documents and furnish to Parent and its authorized representatives such financial and other information with respect to its business or properties as Parent may from time to time reasonably request.

         4.3 CONSENTS AND APPROVALS. The Company and the Stockholders shall use their best efforts to obtain or cause to be obtained prior to the Closing Date all necessary consents and approvals for BOL to operate the business of the Company using the Assets acquired under this Agreement, including, without limitation, the consents and authorizations described in SCHEDULE 3.15, and such other authorizations, waivers, approvals, consents and permits as set forth in
SCHEDULE 3.21 as may be necessary to transfer to BOL and/or to retain in full force and effect without penalty subsequent to the Closing Date all contracts, permits, licenses and franchises of or applicable to the businesses of the Company.

         4.4 EXCLUSIVE DEALING. Unless and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to SECTION 9, neither the Company nor any Stockholder shall, nor shall any of them permit any director, officer, employee or agent of either of the Company to, directly or indirectly, (i) take any action to solicit, initiate submission of or encourage, proposals or offers from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) a portion of the assets of, or any equity interest in, the Company or any merger or business combination with the Company (an "Acquisition Proposal"), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any person or entity other than Parent and its representatives, or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do any of the foregoing.

         4.5 NO SALES OF CAPITAL STOCK. Between the date of this Agreement and the Closing Date, none of the Stockholders shall sell, exchange, deliver, assign, pledge, encumber or otherwise transfer or dispose of any Company Shares owned beneficially or of record by such Stockholder, nor grant any right of any kind to acquire, dispose of, vote or otherwise control in any manner such Company Shares; provided, however, that notwithstanding anything to the contrary stated herein, any transferee, executor, heir, legal representative, successor or assign of any Stockholder shall be bound by this Agreement.

         4.6 NOTIFICATION OF CERTAIN MATTERS. The Stockholders and the Company shall give prompt notice to the Parent and BOL of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of the Stockholders contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (ii) any material failure of any Stockholder or the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder. The delivery of any notice pursuant to this SECTION 4.6 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in SECTION 7 or elsewhere or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         4.7 AMENDMENT OF SCHEDULES. The Stockholders agree that, with respect to the representations and warranties contained in this Agreement, the Stockholders shall have the continuing obligation until the Closing Date to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described on the Schedules. The Stockholders understand and agree that, as of the Closing Date, they will be required to execute a "bring-down" certificate which shall state that all representations and warranties in this Agreement are true and correct as of the Closing Date. To the extent that any such representation and warranty is qualified by disclosure on a schedule which changes after the date hereof and prior to Closing, the Stockholders agree to notify the Parent of such changes in writing and to summarize all such changes via the bring-down certificate on the Closing Date. Notwithstanding the foregoing sentence, the truth and accuracy of any and all representations and warranties of the Stockholders as of the date of this Agreement and as of the Closing Date shall be a precondition to the consummation of this transaction by the Parent (provided that, solely for purposes of this pre-Closing condition, and not for purposes of evaluating compliance with or breach of any representation or warranty post-Closing, "truth and accuracy" of a representation or warranty shall mean "truth and accuracy in all material respects" of such representation or warranty, provided that such representation or warranty is not otherwise qualified by materiality),and Parent shall not be deemed to have consented to any amendment or supplement to a Schedule prepared by the Stockholders after the date hereof or to have waived any of its rights or remedies for breach hereof, with respect to any matter hereafter arising or discovered that constitutes or reflects a Material Adverse Change, unless the Parent acknowledges and consents in writing to such amendment or supplement.

         4.8 FURTHER ASSURANCES. The Stockholders and the Company hereby agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary or convenient to carry out the transactions contemplated hereby.

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF THE PARENT AND BOL.

         5.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As of the date hereof and as of the Closing Date, the Parent and BOL jointly and severally hereby represent and warrant to the Stockholders and the Company jointly and severally as set forth in this SECTION 5.

         5.2 ORGANIZATION OF THE PARENT. The Parent and BOL are corporations duly organized, validly existing and in good standing under their respective states of incorporation with full corporate power and authority to conduct their businesses in the manner as now conducted.

         5.3 AUTHORITY. All necessary corporate action has been taken by the Parent and BOL to authorize the execution, delivery and performance of this Agreement and each agreement, document and instrument to be executed and delivered by the Parent and BOL pursuant to this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by the Parent and BOL pursuant to this Agreement (to the extent it contains obligations to be performed by the Parent and/or BOL) constitutes, or when executed and delivered by the Parent and/or BOL will constitute, valid and binding obligations of the Parent and/or BOL enforceable in accordance with their respective terms.

         5.4 NO CONFLICTS. The execution, delivery and performance by the Parent and BOL of this Agreement and each such other agreement, document and instrument: (i) does not and will not violate any provision of the Certificate of Incorporation or bylaws of the Parent or BOL ; and (ii) will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award, whether written or oral, to which the Parent or BOL is a party or by which the property of the Parent or BOL is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Parent or BOL other than those liens in favor of the Company contemplated hereby, except where such breach, default, acceleration or right of termination would not have a material adverse effect on the properties, assets, business, financial condition or prospects of the Parent or BOL, and would not result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets of the Parent or BOL.

         5.5 SEC FILINGS. The Parent has timely filed all material reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the closing of the

Parent's initial public offering on May 17, 1999 (the "Parent SEC Documents"). As of its filing date, each Parent SEC Document filed, as amended or supplemented, if applicable, (i) complied in all material respects with the applicable requirements of the securities Act or the Exchange Act, as applicable, and the rules and regulations thereunder and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading.

         5.6 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Documents, including any Parent SEC Documents filed from the date of this Agreement until the Closing, complied or will comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

         5.7 LITIGATION. Except as disclosed in the Parent SEC documents, there is no litigation or governmental or administrative proceeding or investigation pending or to the knowledge of such parties threatened against the Parent which individually or in the aggregate would result in any change that is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Parent and BOL taken as a whole (a "BIZZ MAC") or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         5.8 COMPLIANCE WITH LAWS. Neither the Parent nor BOL have received any notice of a violation or alleged violation of applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority, which violation or alleged violation would result in a BIZZ MAC.

SECTION 6.   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT AND BOL.

         6.1 INTRODUCTION. The obligations of the Parent and BOL to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the conditions set forth in this
SECTION 6.

         6.2 EXAMINATION OF FINANCIAL STATEMENTS. Prior to the Closing Date, the Parent shall have had sufficient time to review the unaudited balance sheets of the Company as of the last day of the month ended immediately prior to the Closing Date (or, if the Closing occurs on or before the 22nd day of a month, as of the last day of the month before the last full month before the Closing Date) and the management-prepared statements of income, cash flow and stockholders' equity for the period then ended, disclosing no Material Adverse Change from the Company Financial Statements originally furnished by the Company as set forth in
SCHEDULE 3.7. The Parent and BOL shall also have had sufficient opportunity to review the audited combined balance sheet of the Company and Telesupport as of December 31, 1998 and the draft audited combined balance sheet of the Company and Telesupport as of December 31, 1999 (assuming the Closing occurs by April 15, 2000) and the draft audited statements of income, cash flow and stockholders' equity of such companies for the periods ended on such dates as audited by the Parent's accounting firm at the Parent's sole expense in accordance with GAAP, and the Parent shall be satisfied in all respects that such financial information does not disclose any Material Adverse Change from the Company Financial Statements.

         6.3 NO MATERIAL ADVERSE CHANGE. Since the Company Balance Sheet Date, the Company shall not have suffered a Material Adverse Change, and the Parent shall have received on the Closing Date a certificate signed by the President of the Company and each of the Stockholders to such effect.

         6.4 [Intentionally Omitted.]

         6.5 OPINION OF COUNSEL. The Parent shall have received an opinion from Hodgson Russ Andrews Woods & Goodyear, LLP, counsel to the Company and the Stockholders, dated the Closing Date in substantially the form annexed hereto as
EXHIBIT 6.5.

         6.6 [Intentionally Omitted.]

         6.7 GOOD STANDING CERTIFICATES; CERTIFIED COPY OF THE CERTIFICATE OF INCORPORATION. The Company shall have delivered to the Parent (i) a certificate, dated as of a date no earlier than twenty days prior to the Closing Date, duly issued by the New York Secretary of State, showing that the Company is a subsisting corporation organized under the law of the State of New York and (ii) a franchise tax report duly issued by the New York State Department of Taxation and finance showing that all New York State franchise and/or income tax returns and tax for the Company prior to the date of such certificate have been filed and paid. The Company shall also have delivered to the Parent prior to the Closing a recent copy of the Company's Certificate of Incorporation and all amendments thereto duly certified by the Secretary of State of New York.

         6.8 REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Stockholders contained in SECTION 3 and elsewhere in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Company and the Stockholders shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Company and the Stockholders on or before the Closing Date; and the Company and the Stockholders shall have delivered to the Parent a certificate dated the Closing Date signed by the Company's President and by each of the Stockholders to the foregoing effect.

         6.9 APPROVALS AND CONSENTS. The Company and the Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the businesses of the Company by BOL using the Assets subsequent to the Closing Date, and the Company and the Parent shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Parent, from all third parties, including, without limitation, approvals required under federal and state securities laws and/or the securities and Exchange Commission, state "Blue Sky" laws, other applicable governmental authorities and regulatory agencies, lessors, lenders and contract parties, required in connection with this Agreement or the Company's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

         6.10 NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions contemplated by this Agreement, and which would in the reasonable judgment of the Parent or BOL make it inadvisable to consummate such transactions, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         6.11 PROCEEDINGS SATISFACTORY TO THE PARENT AND BOL. All proceedings to be taken by the Company and the Stockholders in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by BOL and the Parent shall be reasonably satisfactory in form and substance in all material respects to BOL and the Parent and its counsel.

         6.12 EMPLOYMENT AGREEMENT; TRANSITIONAL SERVICES; TERMINATION OF EMPLOYEES.

                  (a) MARSHALL EMPLOYMENT AGREEMENT. Kathleen Marshall shall have executed and delivered an employment agreement with BOL in the form attached hereto as EXHIBIT 6.12(a).

                  (b) SULLIVAN EMPLOYMENT AGREEMENT. Joseph Sullivan shall have executed and delivered an employment agreement with BOL or an affiliate in the form attached hereto as EXHIBIT 6.12(b).

                  (c) BECKER CONSULTING AGREEMENT. Bruce Becker shall have executed and delivered a consulting agreement with BOL in the form attached hereto as EXHIBIT 6.12(c).

                  (d) TERMINATION OF EMPLOYEES. As of the Closing Date, the Company shall have terminated all of its employees and the Buyer shall have hired certain of such former employees as it may, in its sole discretion, need to operate the business of the Company thereafter, provided, however, that the Buyer shall have no obligation to hire any such employees (other than pursuant to the Employment Agreement described above).

                  (e) SCOTT GILBERT LICENSE. As of the Closing Date, the Company and Scott Gilbert shall have entered into a license agreement satisfactory to BOL providing BOL and its affiliates, successors and assigns with a perpetual, non-exclusive, royalty free license to use and modify the Constellation Billing and Customer Care System for its internal business purposes.

         6.13 ESCROW AGREEMENT. The Stockholders shall have executed and delivered an escrow agreement with BOL and the Parent in the form attached hereto as EXHIBIT 1.6.

         6.14 TITLE INSURANCE; SURVEY. The Company will assist Buyer in obtaining a title insurance commitment, policy, and rider with respect to the Premises at 131 Enterprise Drive in Johnstown, New York. Such policy shall be a standard 1992 ALTA Owner's Policy of Title Insurance (or other similar form as may be acceptable to Buyer) issued by a title insurer satisfactory to the Buyer, in such amount as the Buyer may determine to be the fair market value of the Premises (including all improvements located thereon), insuring title to the Premises to be in the Buyer's name as of the Closing, and with such zoning, access and other endorsements reasonably required by the Buyer after review of the title insurance commitment. In the event the Buyer chooses to procure a current survey of the real property, prepared by a licensed surveyor, such survey shall not disclose any survey defect or encroachment from or on the Premises which has not been cured or insured over prior to the Closing.

         6.15 TELESUPPORT. Simultaneous with the Closing, the stockholders of Telesupport and the Parent or BOL II shall merge Telesupport into the Parent or BOL II.

         6.16 BULK SALES. The Buyer waives compliance with the applicable provisions of Sections 6-101-112 of the Uniform Commercial Code relating to bulk transfer in connection with this sale of the Assets, subject to the indemnities of the Company and the Stockholders contained in this Agreement. Nothing in the
SECTION 6.16 will estop or prevent either the Buyer or the Company or Stockholders from asserting as a bar or defense to any action or proceeding brought under such provisions that such provisions are not applicable to the transfer contemplated under this Agreement.

         6.17 NAME CHANGE, TELEPHONE NUMBERS AND POST OFFICE BOX ADDRESSES. The Company will have executed and delivered all such documents for filing as may be required to change the corporate name of Telecon Communications Corp. to another name bearing no similarity thereto or to any other trade names of the Company, including but not limited to duly executed amendments to the Certificate of Incorporation of the Company. From and after the Closing Date, neither the Company nor the Stockholders shall use such names or any names similar thereto, and shall sign such consents and take such other action as the Buyer shall reasonably request in order to permit the Buyer to use the Telecon name and transfer telephone numbers and post office box addresses, if any.

SECTION 7. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE STOCKHOLDERS.

         7.1 INTRODUCTION. The obligations of the Company and the Stockholders to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing Date, of the following conditions (any one or more of which may be waived in whole or in part by the Company and the Stockholders):

         7.2 REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Parent and BOL contained in SECTION 5 shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; the Parent and BOL shall, on or before the Closing Date, have performed and satisfied all agreements and conditions hereunder which by the terms hereof are to be performed and satisfied by the Parent and BOL on or before the Closing Date; and the Parent and BOL shall have delivered to the Company a certificate signed by the President of the Parent and of BOL and dated as of the Closing Date certifying to the foregoing effect.

         7.3 NO ACTIONS OR PROCEEDINGS. No action or proceeding by any court, administrative body or governmental agency shall have been instituted or threatened which would enjoin, restrain or prohibit, or would likely result in substantial damages in respect of, this Agreement or the complete consummation of the transactions as contemplated by this Agreement, and no law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party which enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions as contemplated by this Agreement.

         7.4 EMPLOYMENT AND OTHER AGREEMENTS. BOL shall have executed and delivered the following employment agreements: (a) Employment Agreement with Kathleen Marshall in the form attached hereto as EXHIBIT 6.12(a); (b) Employment Agreement with Joseph Sullivan in the form attached hereto as EXHIBIT 6.12(b); Consulting Agreement with Bruce Becker in the form annexed hereto as EXHIBIT 6.12(c).

         7.5 LEGAL OPINION. The Company shall have received an opinion from Duffy & Sweeney, LLP in substantially the form attached hereto as EXHIBIT 7.5.

         7.6 APPROVALS AND CONSENTS. The Parent and BOL shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by them in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the businesses of the Company by BOL using the Assets subsequent to the Closing Date, and the Company and the Parent shall have received all required authorizations, waivers, consents and permits to permit the consummation of the transactions contemplated by this Agreement, in form and substance reasonably satisfactory to the Stockholders, from all third parties., including, without limitation, approvals required under federal and state securities laws and/or the securities and Exchange Commission, state "Blue Sky" laws, other applicable governmental authorities and regulatory agencies, lessors, lenders and contract parties, required in connection with this Agreement or the Company's permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of the execution or performance of this Agreement, or otherwise in connection with the execution and performance of this Agreement.

         7.7 PROCEEDINGS SATISFACTORY TO THE STOCKHOLDERS. All proceedings to be taken by the BOL and the Parent in connection with the consummation of the Closing on the Closing Date and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transaction contemplated hereby reasonably requested by the

Company and the Stockholders shall be reasonably satisfactory in form and substance in all material respects to the Company and the Stockholders and their counsel.

         7.8 GOOD STANDING CERTIFICATES; CERTIFIED COPY OF THE CERTIFICATE OF INCORPORATION. Parent shall have delivered to the Stockholders a certificate, dated as of a date no earlier than twenty (20) days prior to the Closing Date, duly issued by the Secretary of State of Delaware secretary of State, showing that the Parent is a subsisting corporation organized under the law of the State of Delaware and that it has filed all annual reports and paid all franchise taxes due. BOL shall have delivered to the Stockholders certificates, dated as of a date no earlier than twenty (20) days prior to the Closing Date, (i) duly issued by the New York Secretary of State, showing that BOL is a subsisting corporation organized under the law of the State of New York and (ii) a franchise tax report duly issued by the New York State Department of Taxation and finance showing that all New York State franchise and/or income tax returns and tax for BOL prior to the date of such certificate have been filed and paid. Each of the Parent and BOL shall also have delivered to the Stockholders prior to the Closing a recent copy of its Certificate of Incorporation and all amendments thereto dully certified by the Secretary of State of Delaware.

         7.9 TELESUPPORT. Simultaneous with the Closing, the stockholders of Telesupport and the Parent or BOL II shall merge Telesupport into the Parent or BOL II.

         7.10 NOTICE OF BULK SALES. The notification to the New York State Commissioner of Taxation and Finance required under Section 1141(c) of Tax Law shall have been filed at least ten (10) days prior to the Closing.

         7.11 NO MATERIAL ADVERSE CHANGE. If the Buyer elects at the Closing to deliver the promissory notes contemplated in Section 1.3 above in lieu of cash in the amount of $5,000,000, there shall not have occurred a BIZZ MAC which would adversely affect the ability of BOL, or the Parent as guarantor of such promissory notes, to satisfy the full amount of BOL's payment obligations thereunder upon the maturity date of such notes.

SECTION 8.   [Intentionally Omitted].

SECTION 9.   TERMINATION OF AGREEMENT; EFFECT OF TERMINATION.

         9.1 TERMINATION. This Agreement may be terminated any time prior to the Closing Date solely by:

                  (a) mutual consent of the board of directors of the Parent and the Company;

                  (b) either by the Stockholders and the Company on the one hand, or by the Parent and BOL on the other hand, if

                      (i) the transactions contemplated by this Agreement to take place at the Closing shall not have been consummated by March 31, 2000, unless the failure of such transactions to be consummated is due to the willful failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; provided, however, the parties agree that such date shall be extended for up to a maximum of 60 days if approval from the PSC or the Federal Communications Commission has not been received as of such date through no fault of the parties hereto and despite the best efforts of the parties hereto in accordance with Section 1.6 hereof to acquire such approval; or

                      (ii) if a material breach or default shall be made by the other party in the observance of or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date.

         9.2 LIABILITIES IN THE EVENT OF TERMINATION. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement including, but not limited to, legal and audit costs and out of pocket expenses.

SECTION 10. NON-COMPETITION. For a period of five (5) years from and after the Closing Date (or, with respect to Mr. Sullivan and Ms. Marshall, respectively, the later of 5 years after the Closing Date or 2 years after his or her respective employment termination date), the Stockholders shall not directly or indirectly, (i) seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of the Company, BOL, the Parent or their affiliates (as such terms are hereafter defined), except that in the event of a termination of either Mr. Sullivan or Ms. Marshall, respectively under the terms of his or her employment agreement with the Parent or an affiliate of the Parent, as applicable, which termination by such employer is "without cause" as defined in such employment agreement, the provisions of this non-competition covenant shall end with respect to such person on the later of the effective employment termination date or the date of the last installment of any severance or other payment payable to such person in connection with his or her employment, or (ii) solicit, directly or indirectly, any customers, clients, accounts, officers, employees, agents or representatives of the Company, BOL, the Parent, or their affiliates. For purposes of this Agreement, a "Competitor" of the Company means any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or partly, in the business of selling internet access service, web site design or hosting services, long distance or local telephone services, or in any related Internet or telecommunications business along such lines which the Company and/or its affiliates may engage in or actively plan to engage in from time to time during the term of this covenant; provided, however, with respect to Mr. Sullivan and Ms. Marshall respectively, a Competitor shall not include any Internet or telecommunications-related businesses which were not Competitors of the Parent or its affiliates during Mr. Sullivan's or Ms. Marshall's terms of employment with the Parent or an affiliate of the Parent, as applicable; the "Restricted Territory" means (i) with respect to any Competitor engaged in the telephony business (i.e. long distance or local telephone services or similar business) the New England States, New York, New Jersey, Pennsylvania, Ohio, Delaware, Maryland, District of Columbia and any other state in which the Company and/or its affiliates are doing business in at the time of termination of Mr. Sullivan's or Ms. Marshall's employment, respectively and (ii) with respect to any Competitor not included in subsection (i) of this sentence, the United States of America;; a "Competitive Position" means any employment with any Competitor of the Company or self-employment whereby any Stockholder will use or is likely to use any Confidential Information, or whereby any Stockholder would have duties for such Competitor that are the same or substantially similar to those actually performed by the Stockholders under the terms of their employment agreements with the Surviving Corporation. Nothing contained in this SECTION 10 is intended to prevent any Stockholder from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market or any corporation engaged, wholly or partly, in the sale of telecommunications products or services; provided, however, each Stockholder and members of his or her immediate family shall not, directly or indirectly, hold more than a total of two percent (2%) of all issued and outstanding stock or other securities of any such corporation. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

SECTION 11.   NONDISCLOSURE OF CONFIDENTIAL INFORMATION.

         11.1 THE STOCKHOLDERS. The Stockholders recognize and acknowledge that they have had in the past, currently has in the future may have access to certain confidential information relating to the Company, the Parent and BOL, including, but not limited to, operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Company, the Parent and BOL. The Stockholders agree that they will not use or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of the Parent and BOL who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, and (b) following the Closing, such information may be disclosed by the Stockholders as is required in the course of performing his/her duties for the Parent or BOL unless (i) such information becomes known to the public generally through no breach by the Stockholders of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholders shall give prior written notice thereof to the Parent and provide the Parent with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Stockholders of the provisions of this section, the Parent shall be entitled to an injunction restraining the Stockholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Parent from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Stockholders shall return to the Parent within a reasonable time all documents containing confidential information about the Parent.

         11.2 THE PARENT AND BOL. The Parent and BOL recognize and acknowledge that they had in the past and currently have access to certain confidential information relating to the Company, such as operational policies, customer lists, and pricing and cost policies, that are valuable, special and unique assets of the Company. The Parent and BOL agree that, prior to the Closing, or if the transactions contemplated by this Agreement are not consummated, they will not use or disclose such confidential information to their own benefit except in furtherance of the transactions contemplated by this Agreement or disclose such confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to the Stockholders and to authorized representatives of the Company or the Parent or BOL who need to know such information in connection with the transactions contemplated hereby, who have been informed of the confidential nature of such information and who have agreed to keep such information confidential as provided hereby, unless (i) such information becomes known to the public generally through no breach by the Parent or BOL of this covenant, (ii) disclosure is required by law or the order of any governmental authority under color of law or is necessary in order to secure a consent or approval to consummate the transactions contemplated hereby, provided, that prior to disclosing any information pursuant to this clause (ii), the Parent and BOL shall, if possible, give prior written notice thereof to the Company and the Stockholders and provide the Company and the Stockholders with the opportunity to contest such disclosure, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party and the same prior disclosure set forth immediately above is given. In the event of a breach or threatened breach by the Parent or BOL of the provisions of this Section, the Company and the Stockholders shall be entitled to an injunction restraining the Parent and BOL from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Company and the Stockholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. In the event that the transactions contemplated herein are not consummated, the Parent and BOL shall return to the Company within a reasonable time all documents containing confidential information about the Company.

         11.3 DAMAGES. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in SECTIONS 11.1 and 11.2, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, the parties hereto agree that, in the event of a breach by any of them of the foregoing covenants, the covenant may be enforced by the other parties by injunctions and restraining orders.

         11.4 SURVIVAL. The obligations of the parties under this SECTION 11 shall survive notwithstanding either the termination of this Agreement or the consummation of the transactions contemplated herein on the Closing Date.

SECTION 12. INDEMNIFICATION.

         12.1 INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. The Company and the Stockholders, jointly and severally on behalf of themselves and their respective successors, executors, administrators, estates, heirs and permitted assigns, agree to indemnify and hold harmless the Parent, BOL, and their respective officers, directors, employees and agents (individually, a "Parent Indemnified Party" and collectively, the "Parent Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against any Parent Indemnified Party (a "Loss" or "Losses"), arising out of, based upon or in connection with:

                  (a) any breach of any representation or warranty made by the Company or the Stockholders in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement as supplemented or amended pursuant to SECTION 4.7 hereof, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations or warranties, as so supplemented; or

                  (b) any breach of any covenant or agreement made by the Company or any Stockholder in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such covenant or agreement.

                  (c) any and all loss, liability, deficiency or damage suffered or incurred by the Parent or BOL attributable to the use of the acquired assets prior to the Closing Date except for the Assumed Liabilities, or attributable to the Excluded Assets, and any and all actions, suits, proceedings, claims, demands, assessments, encumbrances, investigations, judgments, costs and expenses (including, but no limited to, legal and accounting fees and expenses) incident to any of the foregoing.

         Claims under clauses (a) through (c) of this SECTION 12.1 are hereinafter collectively referred to as "Parent Indemnifiable Claims". The rights of Parent Indemnified Parties to recover indemnification in respect of any occurrence referred to in clause (b) of this SECTION 12.1 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this
SECTION 12.1.

         The Company and the Stockholders shall not be obligated to indemnify the Parent Indemnified Parties in respect of Parent Indemnifiable Claims and no Parent Indemnifiable Claims shall be paid from the Escrow Deposit except to the extent the cumulative amount of Losses to Parent Indemnifiable Parties exceeds $100,000, whereupon all Losses in excess of $50,000 shall be recoverable in accordance with the terms hereof. Notwithstanding the foregoing, the $100,000/$50,000 threshold/deductible shall not apply to (i) Purchase Price adjustments, (ii) claims with respect to any taxes not specifically assumed by BOL hereunder, or (iii) as a result of fraud or intentional misrepresentation by the Stockholders or the Company. The aggregate indemnification obligations of the Company and the Stockholders hereunder shall be limited to the Purchase Price of $15,000,000, as adjusted pursuant to Section 2 of this Agreement. After payment of such amount, such indemnification obligations shall terminate.

        Notwithstanding the foregoing, solely with respect to a breach by a Stockholder of the non-competition provisions contained in Section 10 or the nondisclosure provisions contained in Section 11.1 hereof, the liabilities of the Stockholders for any Losses or claims arising from such a breach shall be separate, rather than joint and several, such that a Stockholder shall not be liable for any claims or losses of the Parent or BOL arising solely from the breach of said non-competition or non-disclosure provisions committed by another Stockholder.

        In the event of a Parent Indemnifiable Claim, the Parent and BOL agree that the Parent Indemnified Parties shall first apply to the Escrow Agent under the terms of the Escrow Agreement for satisfaction of any such claims, and that the Company and the Stockholders will not be required to pay such claim directly unless the amount of unpaid Parent Indemnifiable Claim(s) exceeds the value of any then remaining Escrow Deposit (except to the extent such claim is based on a breach of the non-competition or non-disclosure provisions set forth in Sections 10 and 11.1 hereof). The foregoing provision regarding payment from escrow shall not in any way affect, reduce, limit, decrease or release the Stockholders' liability for any Parent Indemnifiable Claim.

         12.2 INDEMNIFICATION BY THE PARENT AND BOL. The Parent and BOL, jointly and severally on behalf of themselves and their successors and assigns, agree to indemnify and hold harmless the Stockholders and their successors, heirs and assigns (individually, a Stockholder Indemnified Party" and collectively, the "Stockholder Indemnified Parties") from and against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, fines, penalties, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys, accountants and consultants) of any kind or nature whatsoever (including all amounts paid in investigation, defense or settlement of the foregoing) sustained, suffered or incurred by or made against the Stockholders, arising out of, based upon or in connection with:

                  (a) any breach of any representation or warranty made by the Parent or BOL in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement as supplemented or amended, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such representations or warranties, as so supplemented; or

                  (b) any breach of any covenant or agreement made by the Parent or BOL in this Agreement (including but not limited to the payment and performance by the BOL of the Assumed Liabilities) or in any schedule, exhibit, certificate, agreement or other instrument delivered under or in connection with this Agreement, or by reason of any claim, action or proceeding asserted or instituted arising out of any matter or thing covered by any such covenant or agreement; and

                  (c) any and all loss, liability, deficiency or damage suffered or incurred by the Company or any Stockholder attributable to the use of the acquired assets after the Closing Date, and any and all actions, suits, proceedings, claims, demands, assessments, encumbrances, investigations, judgments, costs and expenses (including, but no limited to, legal and accounting fees and expenses) incident to any of the foregoing.

         Claims under clauses (a) through (c) of this SECTION 12.2 are hereinafter collectively referred to as "Stockholder Indemnifiable Claims." The rights of Stockholder Indemnified Parties to recover indemnification in respect of any occurrence referred to in clauses (b) of this SECTION 12.2 shall not be limited by the fact that such occurrence may not constitute an inaccuracy in or breach of any representation or warranty referred to in clause (a) of this
SECTION 12.2. The Parent and BOL shall not be obligated to indemnify the Stockholder Indemnified Parties in respect of any such losses except to the extent the cumulative amount of such losses to Stockholder Indemnified Parties exceeds $100,000, whereupon all Losses in excess of $50,000 shall be recoverable in accordance with the terms hereof. The indemnification obligations of the Parent and BOL hereunder shall be limited to the unpaid portion of the Purchase Price plus $5,000,000. After payment of such amount, such indemnification obligations shall terminate.

         12.3 NOTICE; DEFENSE OF CLAIMS.

         Promptly after receipt by a Parent Indemnified Party or a Stockholder Indemnified Party of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the Indemnified Party shall give notice thereof in writing to the Indemnifying Party, but the omission to so notify the Indemnified Party promptly will not relieve the Indemnifying Party from any liability except to the extent that the Indemnifying Party shall have been prejudiced as a result of the failure or delay in giving such notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. If within twenty (20) days after receiving such notice the Indemnifying Party gives written notice to the Indemnified Party stating that
(i) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (ii) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense, then counsel for the defense shall be selected by the Indemnifying Party (subject to the consent of the Indemnified Party which consent may not be unreasonably withheld) and the Indemnifying Party shall not be required to make any payment with respect to such claim, liability or expense as long as the Indemnifying Party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the Indemnifying Party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. If the Indemnifying Party assumes the defense of such claim, then in no event shall the Indemnified Party admit any liability with respect to, settle, compromise or discharge any such claim without the prior written consent of the Indemnifying Party which consent shall not be unreasonably withheld. The Indemnifying Party shall have the right, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld, to settle any Indemnified Claims by third parties which are susceptible to being settled provided its obligation to indemnify the Indemnified Party therefor will be fully satisfied. The Indemnifying Party shall keep the Indemnified Party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the Indemnified Party with all documents and information that the Indemnified Party shall reasonably request and shall consult with the Indemnified Party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the Indemnified Party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the Indemnified Party shall be paid by the Indemnifying Party. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of (with counsel selected by the Indemnified Party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the Indemnifying Party, then the Indemnified Party shall make available all information and assistance that the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

SECTION 13. MISCELLANEOUS.

         13.1 LAW GOVERNING. This Agreement shall be construed under and governed by the internal laws of the State of New York without regard to its conflict of laws provisions.

         13.2 NOTICES. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon receipt, or (ii) if sent by registered or certified mail upon the sooner of receipt or the expiration of three days after deposit in United States Post Office facilities properly addressed with postage prepaid. All notices will be sent to the addresses set forth below or to such other address as such party may designate by notice to each other party hereunder:

     TO THE PARENT AND BOL:

               BiznessOnline.com, Inc.
               1720 Route 34
               P.O. Box 1347
               Wall, NJ  07719
         ATTN:  Mark E. Munro, President and Chief Executive Officer
         Phone: 732-280-6407
         Fax:   732-280-6409

         with a copy to:

         Duffy & Sweeney, LLP
         300 Turks Head Building
         Providence, RI  02903
         ATTN:  Michael F. Sweeney, Esq.
         Phone: (401) 455-0700
         Fax:   (401) 455-0701

        TO THE COMPANY:

                Telecon Communications Corp.
                P.O. Box 503
                Johnstown, NY


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

                ATTN:  Bruce Becker
                Phone: (518) 762-3456
                Fax:  (518) 762-7602

                with a copy to:

                Hodgson Russ Andrews Woods & Goodyear, LLP
                6 Fremont Street
                Gloversville, NY  12078
                ATTN:  Mario J. Papa, Esq.
                Phone: (518) 725-6347
                Fax: (518) 773-7350

     TO THE STOCKHOLDERS:

                Joseph J. Sullivan III
                122 Boblin Marina Drive
                Mayfield, NY 12117

                Bruce R. Becker
                2 Woodland Drive
                Johnstown, NY 12095

                Kathleen A. Marshall
                212 Priddle Point Road Extension
                Mayfield, NY 12117

                with a copy to:

                Hodgson Russ Andrews Woods & Goodyear, LLP
                6 Fremont Street
                Gloversville, NY  12078
                ATTN:  Mario J. Papa, Esq.
                Phone: (518) 725-6347
                Fax: (518) 773-7350

Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representative.

         13.3 PUBLICITY; SECURITIES LAWS. The Stockholders and the Company acknowledge that the Parent is a publicly held company that is therefore subject to certain disclosure requirements under federal securities laws. The Stockholders, the Company and their representatives shall not directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of discussions regarding, the Agreement between the parties or any of the terms, conditions or other aspects of the Agreement. The Stockholders further understand that this Agreement represents information concerning the Parent and BOL which has not been previously disclosed to the public and which may be material, all as determined in accordance with applicable laws, rules and regulations of the United States and the several states concerning securities (collectively, the "Securities Laws"). The Stockholders and the Company agree not to take any action in connection with this Agreement in violation of the Securities Laws, including but not limited to trading in the common stock of the Parent while in possession of material non-public information.

         13.4 ENTIRE AGREEMENT. This Agreement, including any schedules, annexes and/or exhibits referred to herein and the other writings specifically identified herein or contemplated hereby or delivered in connection with the transactions contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings.

         13.5 ASSIGNABILITY. This Agreement may not be assigned or delegated by any party hereto without the prior written consent of all parties hereto. No Stockholder may assign his, her or its rights or delegate his, her or its obligations hereunder without the prior written consent of the Parent. This Agreement and the obligations of the parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.

         13.6 JURISDICTION; VENUE; ATTORNEY'S FEES. Each party hereto agrees that any dispute regarding this Agreement shall be resolved in any state court of competent jurisdiction in the State of New York or in any United States District Court in the State of New York. Each party irrevocably submits to and accepts the exclusive jurisdiction of each of such courts and waives any objection (including any objection to venue or any objection based upon the grounds of forum non conveniens) which might be asserted against the bringing of any such action, suit or other legal proceeding in such courts. The court shall award costs and expenses (including reasonable attorney's fees) to the prevailing party and/or parties in any litigation.

         13.7 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.

         13.8 CERTAIN DEFINITIONS. for purposes of this Agreement, the term:

              (a) "Affiliate"" of a person shall mean a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

              (b) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

              (c) "person" means an individual, corporation, partnership, association, trust or any unincorporated organization.

         13.9 EXECUTION IN COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         13.10 AMENDMENTS; WAIVERS. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by the Parent and the Stockholders, or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

         13.11 SURVIVAL. All representations, warranties, covenants and agreements of the parties contained in this Agreement, or in any instrument, certificate, or opinion provided for in it, shall survive the Closing (even if the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 24 months; provided, however, (i) that the representation and warranty set forth in SECTION 3.6(a)(i) (ii) AND (iii) shall terminate on the Closing Date and (ii) that any representation and warranty with respect to any tax matter shall survive for the period of the applicable statute of limitation or repose.

         13.12 LIQUIDATION AND DISSOLUTION OF THE COMPANY. The Buyer acknowledges that the Stockholders intend to cause the Company to be liquidated and dissolved as soon as practicable after the Closing. The liquidation and dissolution of the Company after the Closing shall not be deemed a breach of any obligation of the Company under this Agreement. The Stockholders agree (i) to assume any and all obligations of the Company hereunder and as otherwise required by law upon such dissolution and (ii) such dissolution shall in no way reduce, release, modify or limit their obligations hereunder.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.


ATTEST:                                    BiznessOnline.com, Inc.


                                           By:/S/ MARK E. MUNRO
--------------------------------              ----------------------------------
           , Assistant Secretary               Mark E. Munro, President and
                                                         Chief Executive Officer


ATTEST:                                    BOL Acquisition Co. III, Inc.


                                           By:/S/ MARK E. MUNRO
--------------------------------              ----------------------------------
           , Assistant Secretary               Mark E. Munro, President


ATTEST:                                    Telecon Communications Corp.


                                           By:/S/ BRUCE BECKER
--------------------------------              ----------------------------------
           , Secretary                         Bruce Becker, President


                                           STOCKHOLDERS:

WITNESS:

                                           /S/ JOSEPH SULLIVAN
--------------------------------           -------------------------------------
                                           Joseph Sullivan

WITNESS

                                           /S/ BRUCE BECKER
--------------------------------           -------------------------------------
                                           Bruce Becker

WITNESS

                                           /S/ KATHLEEN MARSHALL
--------------------------------           -------------------------------------
                                           Kathleen Marshall




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